EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 16, 2005, accompanying the consolidated financial statements incorporated by reference in the Annual Report of United Community Banks, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of United Community Banks, Inc. on Forms S-8 (File No. 33-80885, effective December 27, 1995; File No. 333-70471, effective January 12, 1999; File No. 333-86876, effective April 24, 2002; File No. 333-99849, effective date September 19, 2002; and File No. 333-120623, effective date November 19, 2004) and on Form S-3 (File No. 333-116623, effective date July 9, 2004).

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 28, 2005

81